For Immediate Release
For Further Information Contact:
Dean Bunce, Senior Director Regulatory Affairs
   Telephone: (919) 485-8350
   Email: dbunce@unither.com

UNITED THERAPEUTICS RECEIVES FDA APPROVAL
FOR REMODULIN™ TO TREAT PULMONARY ARTERIAL HYPERTENSION

Commercial Drug Immediately Available

Conference Call Scheduled for Thursday, May 23, 2002, 8:30 a.m. Eastern Time

Research Triangle Park, NC and Silver Spring, MD, May 22, 2002: United Therapeutics Corporation (Nasdaq: UTHR) announced today that the U.S. Food and Drug Administration (FDA) has approved Remodulin (treprostinil sodium) Injection as a continuous subcutaneous infusion for the treatment of pulmonary arterial hypertension in patients with NYHA Class II-IV symptoms to diminish symptoms associated with exercise.

The FDA approved Remodulin under its accelerated approval regulations based on the largest double blind placebo-controlled study ever conducted in pulmonary arterial hypertension, a disease in which blood pressure in the pulmonary arteries rises to life-threatening levels. In clinical trials, the most common side effects reported with Remodulin therapy included infusion site pain (85%) and infusion site reaction (83%). Other adverse events included headache (27%), diarrhea (25%), nausea (22%), rash (14%), jaw pain (13%), vasodilatation (11%), dizziness (9%), edema (9%), pruritus (itching) (8%) and hypotension (4%). Remodulin should be used only by clinicians experienced in the diagnosis and treatment of PAH.

Approximately 500 pulmonary arterial hypertension patients worldwide continue to use Remodulin in open label studies sponsored by United Therapeutics, with some patients on the drug for nearly four years. Approximately 50,000 people in North America and Europe are estimated to be afflicted with NYHA Class II-IV forms of the disease, most of whom are undiagnosed.

“We are pleased that our constructive work with the FDA has resulted in the approval of Remodulin for all symptomatic stages of the disease, including the first approved therapy for NYHA Class II pulmonary arterial hypertension patients,” said Roger Jeffs, Ph.D., President and Chief Operating Officer of United Therapeutics. “We are committed to continuing clinical trials to further evaluate the benefit of Remodulin in the treatment of this devastating condition. We are grateful to the patients and investigators who have made this approval possible.”

“There is a tremendous need to provide expanded treatment options to these patients and the approval of Remodulin is very encouraging news for patients and physicians alike,” said Dr. Stuart Rich, Professor of Medicine and Director, Rush Heart Institute Center for Pulmonary Heart Disease at Rush Presbyterian St. Luke’s Hospital and a member of the Remodulin trial steering committee.

Commercial Remodulin Immediately Available

Remodulin is available immediately through United Therapeutics’ U.S. distributors, Priority Healthcare Corporation (Nasdaq: PHCC) and Gentiva Health Services (Nasdaq: GTIV). The recommended average wholesale price for Remodulin is $65 per milligram, with the medicine made available in an aqueous formulation in a 20 ml vial.

United Therapeutics has submitted Remodulin marketing applications to health authorities in France, Switzerland and Canada. Additional international filings will follow approval in the U.S. and France. United Therapeutics has also formed Remodulin distribution partnerships in Europe, Canada, Australia, Latin America and Israel.

Physicians or patients who have questions about Remodulin can call either Priority Healthcare at 1-866-4-PH-TEAM or Gentiva Health Services at 1-866-FIGHT PH.

Phase IV Post-Marketing Trial

United Therapeutics agreed as a condition of approval to conduct a post-approval controlled clinical trial to verify and further describe Remodulin’s clinical benefits. United Therapeutics will conduct a randomized transition of patients treated with Flolan® — a synthetic form of prostacyclin delivered intravenously — to either subcutaneous Remodulin or placebo. Outcome measures will include clinical deterioration, PAH symptoms and exercise performance.

Conference Call

United Therapeutics’ CEO, Dr. Martine Rothblatt, and President, Dr. Roger Jeffs, will host a teleconference on May 23, 2002 at 8:30 a.m. Eastern Time to discuss the Remodulin approval, post-marketing study design and related business. The teleconference is accessible by dialing 1-800-997-8642 with international callers dialing 1-973-694-6836. A rebroadcast of the teleconference will be available for one week following the teleconference by dialing 1-800-428-6051, with international callers dialing 973-709-2089, and using access code 243902.

United Therapeutics is a biotechnology company focused on combating chronic and life-threatening cardiovascular, infectious and oncologic diseases with unique therapeutic products.

To the extent any statements made in this release deal with information that is not historical, these statements are necessarily forward-looking. As such, they are subject to the occurrence of events outside of United Therapeutics’ control and are subject to various risks and uncertainties that could cause United Therapeutics’ results to differ materially from those expressed in any forward-looking statement. These risk factors are described in United Therapeutics’ reports on Form 10-K and Form 10-Q as filed with the Securities and Exchange Commission, including the 2001 Form 10-K, and include, without limitation, the risk of future clinical trial outcomes, regulatory risks and risks related to market acceptance and competitive products and pricing.

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